Exhibit 10.5

AMENDMENT TO SENIOR SECURED PROMISSORY NOTE

(FIRST TRANCHE)

THIS FIRST AMENDMENT TO THE SENIOR SECURED PROMISSORY NOTE (the “Amendment”) is executed as of this 13th day of January, 2012 (“Effective Date”) by and between BLAST ENERGY SERVICES, INC., a Texas corporation (“Company”), and CENTURION CREDIT FUNDING LLC, a Delaware limited liability company (the “Centurion”). All capitalized terms used but not otherwise defined herein have the respective meanings given them in the Promissory Note.  This Amendment supercede and replaced the Term Sheet, dated December 2011, by and between the parties.

W I T N E S S E T H

WHEREAS, on, the Company and Centurion entered into that certain Senior Secured Promissory Note (First Tranche) (the “Promissory Note”), pursuant to the Note Purchase Agreement, dated February 24, 2011 (the “Note Purchase Agreement”), together with the Transaction Documents referenced in the Note Purchase Agreement and defined therein, including the Second Tranche Promissory Note, the Royalty Payment Agreement, the Mortgages, the Security Agreement, Warrant Agreement (including the first and second amendments), and Intercreditor Agreement, and the Guarantee.

WHEREAS, concurrently with or prior to the execution of this Amendment, the Company, Pacific Energy Development Corp., a Nevada corporation ("PEDCO") and Blast Acquisition Corp., a Nevada corporation and wholly-owned subsidiary of the Company ("Merger Sub"), entered into a Plan of Reorganization (as the same may be amended from time to time, the "Merger Agreement") attached hereto as Exhibit A, providing for, among other things, the merger (the "Merger") of Merger Sub and PEDCO pursuant to the terms and conditions of the Merger Agreement (the “Merger Transaction”);

WHEREAS, as a condition to its willingness to consummate into the Merger Agreement, PEDCO has required that Centurion execute and deliver this Amendment, together with the other amendments, of even date herewith, to the Note Purchase Agreement and other Transaction Documents;

WHEREAS, Centurion believes it shall derives substantial benefit from the consummation of the Merger Agreement, and in order to induce PEDCO to consummate the Merger Agreement, Centurion is willing to make amendments to the Promissory Note and the other Transaction Documents;

WHEREAS, the Company and Centurion desire to amend the Promissory Note on the terms and for the consideration set forth herein;

NOW THEREFORE, in consideration of the premises and the mutual promises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Amendments to the Promissory Note.  The following amendments shall take effect upon the “Effective Merger Date,” as defined in the Merger Agreement.

a.	Section 1.5 Security Document shall be amended and restated to read in its entirety as follows:

“The obligations of the Maker hereunder are secured by a continuing security interest in the Collateral, as defined in the Security Agreement, the Mortgages (as defined in the Note Purchase Agreement) and the Maker’s equity interests in the Restricted Securities, pursuant to the terms of the Security Agreement.”

b.	Sections 2.1(e), 2.1(h) under Events of Default shall each be deleted in its entirely and replaced with “intentionally deleted.”

c.	Section 2.1(j) shall be revised to read in its entirety as follows: "any material portion of the Collateral is seized by any governmental authority.”

d.	Section 2.1(i) shall be revised to read in its entirety as follows: "(i) the Maker shall cease to actively conduct its business operations for a period of five (5) consecutive Business Days; or".

e.	Section 2.1(l) under Events of Default shall be limited apply only to required payments to Centurion under the Transaction Documents as it relates to the Collateral, (as that term is amended above).

f.	Section 3.1(b) Major Transaction shall be revised to read in its entirety as follows:

“A “Major Transaction” shall be deemed to have occurred at such time as the sale or transfer of a material portion of the Collateral occurs (other than inventory in the ordinary course of business) in one or a related series of transactions.”

g.	Section 3.2 Mandatory Prepayments shall be deleted in its entirely and replaced with “intentionally deleted.”

h.	The Promissory Note shall be further subject to certain conversion provisions, as described in the Note Purchase Agreement, as amended.

2. Amendments to the Promissory Note.  The following amendments shall take effect upon the execution of the Merger Agreement:

a.
The last sentence of the second paragraph of the Promissory Note shall be amended and restated to read in its entirety as follows: "The outstanding principal balance of this Note shall be due and payable on the earlier of (i) thirty (30) days after the termination of the Merger Agreement, if the Merger Agreement is terminated before June 1, 2012, (ii) June 1, 2012, if the Effective Merger Date has not occurred by such date, (iii) August 2, 2012, or (iv) the date all obligations and indebtedness hereunder are accelerated in accordance with Section 2.2 hereof (the "Maturity Date").

b.	Section 1.2 Interest, shall contain the following additional sentence at the end of the section:

“Commencing as of February 2, 2012,the Interest accruing and payable under this Note shall increase from ten percent (10%) to eighteen percent (18%).  Further, commencing February 2, 2012, the Interest under this Note shall, accrue and be payable on both the principal amount and the Exit Fee below.”

c.	Under Section 1.3 Exit Fee shall be amended and restated to read in its entirety as follows:

“When this Note is repaid, in whole or in part, for any reason at any time (whether by voluntary repayment by the Maker, by reason of the occurrence of an Event of Default, upon maturity (as amended), or otherwise), the Maker shall pay to the Investor, as compensation for the cost of making funds available to the Investor, an exit fee (an “Exit Fee”) in an amount equal to 12% of the amount of such repayment or prepayment, as applicable, plus Fifteen Thousand Dollars ($15,000).”

3. Consents and Waivers to the Promissory Note.  Centurion hereby provides the following waivers and consents, as of the Effective Date of this Amendment.

a.
Notwithstanding any provision in any Transaction Document, Centurion hereby consents to the Merger Agreement and all of the transactions contemplated thereby.  The Company reaffirms its obligations to Centurion under the Transaction Documents, which shall remain in full force and effect.  After reasonable investigation, the Company is unaware of any defaults under the Transaction Documents.  Notwithstanding the foregoing, however, Centurion hereby waives any past or existing defaults, known or unknown, under Transaction Documents, provided that such waiver does not constitute an agreement to waive any past due payment obligations thereunder nor an agreement to waive in the future any term or covenant of any of the Transaction Documents, other than as explicitly stated herein.

4. Representations and Warranties.

a.
The Company has the requisite corporate power and authority to enter into and perform this Amendment in accordance with the terms hereof.  The execution, delivery and performance of this Amendment by the Company and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, no further consent or authorization of the Company, its Board of Directors, stockholders or any other third party is required.  When executed and delivered by the Company, this Amendment shall constitute a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

b.
Centurion has the requisite corporate power and authority to enter into and perform this Amendment in accordance with the terms hereof.  As of the date of this Amendment, there is $859,044.61 of accrued unpaid interest, fees, penalties and other amounts owing to Centurion under the Promissory Note.  The execution, delivery and performance of this Amendment by Centurion and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, no further consent or authorization of Centurion, its Board of Directors, stockholders or any other third party is required.  When executed and delivered by Centurion, this Amendment shall constitute a valid and binding obligation of Centurion enforceable against Centurion in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

5. Limited Effect.  Except as amended hereby, the Promissory Note shall remain in full force and effect, and the valid and binding obligation of the parties thereto.

6. Expenses.  Each party shall pay its own fees, costs and expenses incurred in connection with this Amendment.

7. Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to conflicts of law principles) as to all matters, including validity, construction, effect, performance and remedies of and under this Amendment.

8. Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person; provided however that PEDCO shall be a deemed to be a third party beneficiary to all of the Company's rights and remedies hereunder.

9. Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto, have caused this First Amendment to Promissory Note to be duly executed and delivered as of the date first written above.

BLAST ENERGY SERVICES, INC.	CENTURION CREDIT FUNDING LLC

By: /s/ Roger P. (Pat) Herbert	By: /s/ David Steinberg
Name: Roger P. (Pat) Herbert	Name: David Steinberg
Title: President	Title: Authorized Signatory

EXHIBIT A: MERGER AGREEMENT